Pricing Supplement No. 3 dated March 1, 2001                   Rule 424(B)(3)
(To Prospectus dated June 23, 2000                         File No. 333-33644
and Prospectus Supplement dated June 23, 2000)

                           Colgate-Palmolive Company

                       Medium-term Notes - Floating Rate

                                   Series D

     We are hereby offering to sell Notes having the terms specified below to you with the assistance of Utendahl Capital Partners, L.P., acting as principal, at a fixed initial public offering price of 100% of the principal amount.



Principal Amount:       $50,000,000       Trade Date:   March 1, 2001
Issue Price:            100%              Original Issue Date:   March 5, 2001
Initial Interest Rate:  5.21375%          Net Proceeds to Colgate:  $50,000,000
Stated Maturity Date:   March 5, 2003     Agent's Discount or Commission:
                                          See "Supplemental Plan
                                          of Distribution" below

Base Rate:

    [     ]  Certificate of Deposit Rate
    [     ]  CMT Rate
    [     ]  Commercial Paper Rate
    [     ]  Eleventh District Cost of Funds Rate
    [  X  ]  LIBOR Telerate:  Page 3750 [    ]  LIBOR Reuters
    [     ]  Prime Rate
    [     ]  Treasury Rate
    [     ]  Other (see attached)

Interest Rate Reset Dates: March 5, June 5, September 5 and December 5 of each year, commencing on June 5, 2001.
Interest Rate Reset Period:  Quarterly
Interest Payment Dates: March 5, June 5, September 5 and December 5 of each year, commencing on June 5, 2001.
Index Maturity:  3 month
Index Currency:  US Dollars
Spread (+/-):  +0.125 basis points
Spread Multiplier: N/A
Maximum Interest Rate:  N/A
Minimum Interest Rate:   N/A

Day Count Convention:

         [     ]  30/360 for the period from ________ to ________
         [  X  ]  Actual/360 for the period from March 5, 2001 to
                  March 4, 2003.
         [     ]  Actual/Actual for the period from ______ to ______


Redemption/Repayment:

The Notes cannot be redeemed by Colgate prior to the Stated Maturity Date. The Notes cannot be repaid at the option of the holder thereof prior to the Stated Maturity Date.

Currency:
         Specified Currency:        US Dollars
         Minimum Denomination: $1,000

Original Issue Discount: [   ]      [ X ]   No
         Total amount of OID:
         Yield to Maturity:
         Initial Accrual Period:

Form:        [ X ]    Book-entry      [   ]        Certificated


[    ]    Other provisions:         N/A



Use of Proceeds:
---------------

The net proceeds from the sale of the Notes will be used by Colgate to retire commercial paper which was issued by Colgate for general corporate purposes and working capital. As of March 1, 2001, Colgate's outstanding commercial paper had a weighted average interest rate of 5.66% with maturities ranging from 4 to 194 days.

Supplemental Plan of Distribution:
---------------------------------

Utendahl Capital Partners, L.P., acting as principal, has agreed to purchase, and Colgate has agreed to sell, the Notes at 100% of their principal amount. Utendahl Capital Partners, L.P. will realize benefits in connection with a swap agreement to be entered into between one of its affiliates and Colgate.